Exhibit 99.1

GLOBAL CLEAN ENERGY HOLDINGS, INC. ANNOUNCES ACQUISITION OF BAKERSFIELD REFINERY

BAKERSFIELD, California, May 08, 2020 (GLOBE NEWSWIRE) -- Global Clean Energy Holdings, Inc. (OTC: GCEH) announced that on May 7, 2020, through a subsidiary, it purchased Alon Bakersfield Properties, Inc., a subsidiary of Delek US Holdings, Inc. and the owner of the Alon Bakersfield Refinery. The total cash consideration paid to Delek US Holdings for the purchase was $40 million.

Alon Bakersfield Refinery is an existing oil refinery located in Bakersfield, California.  Historically, the refinery has produced diesel from crude oil.  GCEH will immediately commence retooling the refinery to produce renewable diesel from organic feedstocks such as vegetable oils. The facility, when repurposed as a renewable fuels refinery, will vertically integrate to produce renewable diesel from various feedstocks, including GCEH’s patented proprietary fallow land crop varieties of camelina. Traditionally, grown in rotation with wheat, camelina is cultivated as an alternative to fallow so as not to displace or compete with food crops. The balance of feedstock will be provided from various non-petroleum renewable feedstocks, such as used cooking oil, soybean oil, distillers’ corn oil, and others.

No petroleum processing of any kind will occur hereafter at the refinery, either during or following the retooling effort. Instead, the refinery will be repurposed to become a producer of low-carbon renewable fuels that meet the needs of the California Low Carbon Fuels Standard.  Fuels produced from the facility will result in significant reductions of both greenhouse gas (GHG) emissions and local air pollutants like particulate matter. The retooling is expected to take between 18 to 20 months to complete, with the primary work being conducted by union trades through a local Bakersfield EPC contractor, ARB, Inc., a Primoris Services Corp subsidiary (NASDAQ: PRIM).  As an existing oil refinery, the refinery already has a significant portion of the necessary equipment in place for the production of renewable diesel. An estimated 100 union tradesmen from a diverse variety of crafts will be used to conduct a full turnaround and refurbishment of the necessary equipment to produce renewable diesel. Following startup, currently anticipated to be in late 2021, the repurposed refinery is expected to supply a meaningful portion of the demand for clean-burning alternative diesel fuels in California.

GCEH also announced that it has entered into two credit facilities to finance the work to be provided by ARB, Inc. and other construction companies, the clean-up of the site, the facilities’ operating costs, and other project costs during the construction and initial post-construction periods.

Strategically located in Bakersfield within a large regional demand center, and only a short distance from the Los Angeles metropolitan area and the San Francisco Bay Area, fuels produced at the site will be available to be blended into the California transportation fuel mix.  The blended fuel will reduce the overall GHG emissions and other harmful local pollutants in the San Joaquin Valley and elsewhere in California.  GCEH’s plan is to have the renewable fuels that are produced at the facility sold to, and thereafter, marketed and distributed through various partnerships, including one with a multi-national oil major.

Richard Palmer, Chief Executive Officer of Global Clean Energy Holdings, commented, “We are thrilled to announce this exciting new venture in Bakersfield, California; a venture that leverages the region’s core competencies in agriculture and both traditional and alternative energy.” Mr. Palmer added, “we expect that this project will be a catalyst for economic development and will  generate both direct and indirect job opportunities in Kern County and the region.”

Forward Looking Statements

Certain matters discussed in this press release are “forward-looking statements” of Global Clean Energy Holdings, Inc. (herein referred to as “GCEH,” “we,” “us,” or “our”)  as that term is defined under the federal securities laws. We may, in some cases, use terms such as “believes,” “potential,” “continue,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. The forward-looking statements include, but are not limited to, risks and uncertainties relating to the success and timing of the activities required to retool the Bakersfield refinery, the sufficiency of the funding available under the two credit facilities to complete the retooling and the startup of the Refinery, the cost and availability of feedstocks to be used in the repurposed renewable fuels refinery, general economic and business conditions, and other risks described in GCEH’s filings with the United States Securities and Exchange Commission.  Forward-looking information is based on information available at the time and/or management's good faith belief with respect to future events and is subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the statements. GCEH undertakes no obligation to update or revise any such forward-looking statements to reflect events or circumstances that occur, or which GCEH becomes aware of, after the date hereof, except as required by applicable law or regulation.

Contacts
investor.relations@gceholdings.com